Exhibit 99.1

NEWS RELEASE

Monday, January 10, 2005 2:00 p.m. CST

FLOTEK INDUSTRIES, INC.

7030 Empire Central Drive, Houston, Texas 77040

TRADING SYMBOL: OTCBB:FLTK

For more information contact: Rosalie Melia
Tel: 713-849-9911    Fax: 713-466-8386
rmelia@flotekind.com

FLOTEK REPORTS RECORD REVENUE FOR 2004

HOUSTON, Jan. 10, 2005 – Flotek Industries, Inc. (FLTK.OB), announced record-setting revenue for fiscal year 2004. Flotek reported approximately $6.5 million in sales during the fourth quarter of 2004; bringing total sales for the year to $21.8 million.

Fourth quarter sales are the highest in company history, a dramatic 75% increase over the same period in 2003 and a 15% increase over the prior quarter. Year over year, total sales increased 47% from $14.8 million in 2003 to $21.8 million in 2004. The company achieved revenue growth across all business lines, with exceptional contributions from its Specialty Chemicals and Logistics segment which increased sales 50% from $11.9 million in 2003 to a record $17.9 million in 2004.

“ Our fourth quarter sales results mark the close of what has been a remarkable year for Flotek. Looking ahead we are encouraged by the high level of activity in the energy sector and expanding demand for our products and services. The steps we have taken in 2004 to restructure top management, expand our customer base, and broaden our product lines will continue to enhance performance. We are expanding our geographic footprint, with an emphasis on the Rocky Mountains domestically and South America, Asia, the Middle East and Russia internationally.

We will build on 2004’s accomplishments in 2005 to further strengthen our core businesses, with newly developed products and through strategic acquisitions”, stated Jerry D. Dumas, Sr., Chairman and Chief Executive Officer of Flotek.

More detail will be available in the Company’s 10-KSB to be filed with the SEC. For product information and additional information on the Company, please visit Flotek’s web site at http://www.flotekind.com

Flotek is a publicly traded company involved in the manufacturing and marketing of innovative specialty chemicals, downhole drilling and production equipment, and management of automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry.

Statements made in this press release, including those relating to the positive direction of the Company, increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.